Exhibit 10.1

Execution Version

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License Agreement

This License Agreement (“Agreement”) is made effective as of the date of last signature below (“Effective Date”), by and between INmune Bio Inc., a corporation formed under the laws of the state of Nevada and having an address at 225 NE Mizner Blvd., STE 640, Boca Raton, FL 33432 U.S.A. (“INmuneBio”), and Elevai Labs, Inc., a Delaware corporation with an address located at 1120 Newport Center Drive, Suite 250, Newport Beach, California 95618 (“Licensee”). Each of INmuneBio and Licensee may be individually referred to herein as a “Party,” and collectively as the “Parties”.

RECITALS

WHEREAS, INmuneBio has developed proprietary and confidential Technology as defined herein.

WHEREAS, INmuneBio seeks an innovator partner to license and make use of the Technology in furtherance of the development and commercialization of Licensed Products in the Field and Territory as defined herein.

NOW THEREOFRE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

TERMS & CONDITIONS

Article 1. Definitions.

1.1. “Authorized Indication” means any use that INmuneBio has expressly authorized for application of the Technology, which may be expressly set forth in Article 2.2 herein, or by subsequent written instrument at INmuneBio’s sole and absolute discretion.

1.2. “Confidential Information” means all materials, trade secrets, or other intellectual property and information, whether patentable or not, including, without limitation, information and materials regarding the Technology that is disclosed at any time by INmuneBio to Licensee under this Agreement, including without limitation the Know-How and Trade Secrets.

1.3. “Field” means development and sale of one or more Licensed Products indicated for topical applications in an Authorized Indication.

1.4. Know-How means confidential and proprietary information, understanding, skills and practical knowledge related to cGMP manufacture of a Licensed Product, including but not limited to, manufacturing protocols, equipment, arrangement of equipment, pressure and/or temperature conditions, methods, processes, sources of materials, ideas, and conceptions, whether patentable or not, and confidential and proprietary tangible materials, including media reagents, columns, and other tangible things, the usage of which is involved in the cGMP manufacture of a Licensed Product.

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1.5. “Licensed Product(s)” means products including human umbilical cord derived mesenchymal stromal cells (hucMSCs) and all biological materials derived therefrom, including without limitation, extracellular vesicles (EVs) and conditioned media, which are manufactured at least in part according to the Know-How or according to the Trade Secrets and developed and/or sold for an Authorized Indication.

1.6. “Sales” means net sales, and shall be calculated as (a) the aggregate sum of all gross invoice prices of, plus the fair market value of any non-cash consideration received from, Licensed Products sold by Licensee or its Affiliates in the Territory, less (b) the aggregate sum of the following actual and customary deductions, where applicable and separately listed: (i) cash, trade, or quantity discounts; (ii) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; (iii) transportation charges; and (iv) credits to customers because of rejections or returns.

1.7. “Technology” means, with respect to Licensed Products, the Know-How and Trade Secrets described in Schedule 1 or otherwise as disclosed by INmuneBio to Licensee regarding cGMP manufacture of hucMSCs and biological derivatives thereof.

1.8. “Territory” means worldwide.

1.9. “Trade Secret” means the confidential and proprietary information disclosed by INmuneBio to Licensee, in oral or written form, relating to cGMP manufacture of a Licensed Product, or of an upstream or downstream component thereof, which is generally unknown to the public, and not easily discovered by observation or examination, and for which reasonable efforts have been made to maintain secrecy thereof.

Article 2. Grant of Rights

2.1. License Grant. Subject to the terms and conditions of this Agreement, INmuneBio hereby grants to Licensee and Licensee hereby accepts, a non-exclusive license, but exclusive as to the Field and Territory, to make commercial use of the Technology for manufacture, development and sale of one or more Licensed Products for use in an Authorized Indication, subject to such Licensed Products being manufactured in compliance with all laws and regulations, including manufacture within registered cGMP facilities, and using only cords from an Authorized Source. To the extent the licenses granted to the Technology for the Licensed Products inadvertently omit or misallocate ownership of such Technology as between INmuneBio and Licensee, and further licenses to the Technology are reasonably necessary to give effect to the intent of the Parties in entering into this Agreement, INmuneBio hereby grants to Licensee such further licenses to the Technology as are consistent with the terms of this Agreement and reasonably necessary to give effect to the intent of the Parties.

2.2. Authorized Indications. The License Grant under Article 2.1, above, shall apply only to an Authorized Indication, which shall expressly include:

a.	Topical application (including, without limitation, topical application to skin and hair) of a Licensed Product as a cosmetic under the Food, Drug, and Cosmetic Act (FD&C Act, sec. 201(i)).

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2.3. Unauthorized Indications. Unless authorized by subsequent instrument, the License Grant under Article 2.1, above, shall exclude all other indications that is not one of the Authorized Indications under Article 2.2, including but not limited to, intravenous and subcutaneous administration of a Licensed Product, and application of a Licensed Product for any diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animal that is not an Authorized Indication.

2.4. Liquidated Damages. The Parties agree that in the event of a breach of any of Articles 2.2 to 2.3, such breach shall be a material breach, from which irreparable harm will occur, and for which damages will be unascertainable due to the nature of the breach. As such, the Parties have provided considerable thought as to the measure of damages for such breach, and agree to liquidated damages as the sole remedy for such material breach of any of Articles 2.2-2.3, which liquidated damages shall be calculated as twenty-five percent (25%) of gross sales of a Licensed Product used in an Unauthorized Indication.

2.5. First Right of Refusal. From time to time during the term of this Agreement, Licensee shall have the right of first refusal to add one or more of the following indications as Authorized Indications. Accordingly, upon Licensee’s receipt of written notice from INmuneBio of its intent to license to a third-party, Licensee shall have sixty (60) days to execute an amendment to this Agreement, to add one or more of the following indications as Authorized Indications:

a.	[*],

b.	[*],

c.	[*],

d.	[*], and

e.	[*]

2.6. For each Licensed Product, to the extent required by applicable law or regulation, Licensee shall obtain written decision from the FDA, EMA, or other regulatory agency where Licensed Products are to be manufactured and/or sold describing whether the Licensed Product is classified as a “cosmetic” or a “drug”, and Licensee shall provide a copy of the written decision to INmuneBio upon request. Notwithstanding anything else herein, characterization of a Licensed Product as a cosmetic or drug shall be determined by the laws and regulations of each country within the Territory on a country-by-country basis.

2.7. Authorized Source. Licensee shall be responsible to source, from a third-party vendor, any and all human umbilical cords to be utilized with application of the Technology for manufacturing Licensed Products. However, prior to applying the Technology to such human umbilical cords obtained from a source, Licensee agrees to first disclose the source of all such human umbilical cords to INmuneBio and obtain written authorization from INmuneBio to apply the Technology to the cord(s) from any such source. INmuneBio shall have a right to request any information pertinent to ethical sourcing and donor screening, and Licensee agrees to provide the requested information to the extent allowable by law. INmuneBio agrees to not unreasonably withhold, delay or condition authorization for application of the Technology to Licensee’s ethically sourced human umbilical cords.

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2.8. Express Authorized Source. INmuneBio hereby expressly authorizes Licensee to apply the Technology according to the license to human umbilical cords sourced from [*] and obtained from consenting mothers having a cesarian-section or vaginal delivery at full term of at least thirty-nine (39) weeks as evidenced by documentary records, which shall be maintained by Licensee for a period of at least five (5) years from the date a cord is obtained by Licensee.

2.9. Manufacturing Requirements. Licensee shall establish or contract with cGMP-compliant manufacturing facilities that meet all requirements of the FDA, EMA, and other regulatory agencies where Licensed Products are to be manufactured and/or sold, and the Technology shall only be applied to Licensed Products manufactured in such cGMP-compliant facilities.

2.10. Trademarks. To the extent registered within the Territory, on a country-by-country basis, INmuneBio hereby grants to Licensee a non-exclusive license to use the trademarks “EMx” and “EMx Technology”, which shall be used only in connection with the marketing and sale of Licensed Products during the Term of this Agreement.

Article 3. Payments and Fees.

3.1. Tech Transfer Fee. Licensee shall pay to INmuneBio a Tech Transfer Fee of [*], which shall be paid in accordance with the following schedule: (a) [*] payable upon executing this Agreement, (b) thereafter on or prior to the date that is six months after the Effective Date [*], and (c) the remaining balance of [*] payable upon completion of technology transfer or the date that is two years from the Effective date, whichever is first to occur, which for purposes herein, “completion of technology transfer” shall be deemed achieved upon successful completion of the first GMP manufactured batch of a Licensed Product. Notwithstanding the successful completion of the first GMP manufactured batch of a Licensed Product, upon the request of Licensee, INmuneBio shall make qualified personnel reasonable available to Licensee for support and troubleshooting purposes.

3.2. Royalty on Cosmetic Products. Licensee shall pay INmuneBio a royalty of [*] of all Sales of Licensed Products characterized as “cosmetics” in accordance with Article 2.6 and FD&C Act, sec. 201(i). Licensee shall have an option to seek a buyout of this Article 3.2 Royalty on Cosmetic Products beginning on the date that is five (5) years after the first Royalty is paid to INmuneBio or upon reaching an aggregate of royalties paid for Sales of cosmetic products of at least [*], whichever is first to occur. The buyout shall include good faith negotiations between the Parties considering the value of the Technology and commercial successes of the Licensed Products.

3.3. Royalty on Drug Products. If Article 2.2 is amended to provide an Authorized Indication for a drug product, Licensee shall pay INmuneBio a reasonable royalty calculated from all Sales of Licensed Products characterized as “drugs” in accordance with Article 2.4 and FD&C Act, sec. 201(g)(1); which reasonable royalty shall be determined by good faith negotiations between the Parties considering the value of the Technology when integrated with the Licensed Products and shall be in the range of [*].

3.4. Licensee shall provide INmuneBio an annual report each year after the Effective Date, within ninety (90) days following the end of Licensee’s fiscal year, which annual report shall disclose all “cosmetic” and “drug” sales of Licensed Products and royalty payments owed to INmuneBio. Upon receiving the annual report, INmuneBio shall thereafter provide to Licensee an Invoice for royalty payments owed. INmuneBio shall have a right to audit the Licensee’s records no more frequently than every two (2) years, at INmuneBio’s expense, except if the audit reveals a royalty payment discrepancy of greater than five percent (5%) then Licensee shall bear the cost of INmuneBio’s audit.

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3.5. Licensee shall pay for or reimburse the actual out-of-pocket costs (not to exceed $5,000 without prior written approval of Licensee) of INmuneBio’s scientific staff to facilitate transfer of the Technology to Licensee’s manufacturing facilities, including efforts to prepare documents, participate in discussions, visit sites, and otherwise transfer the Technology to Licensee.

3.6. Licensee shall make all payments within thirty (30) days of receipt of an invoice from INmuneBio. Late payments not timely received shall be subject to ten percent (10%) interest and late penalty adjustment, or the maximum interest and penalty allowable by law, whichever is less.

3.7. All rights and licenses granted to Licensee under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code, or under similar statutes in other jurisdictions, as applicable. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.

Article 4. Confidential Information.

4.1. Treatment of Confidential Information. Licensee shall maintain the Confidential Information in confidence, using appropriate security measures to safeguard the confidentiality thereof, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, except to exploit the Confidential Information for its own internal use, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise commercially reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents. Prior to disclosure of Confidential Information to Licensee’s directors, officers, employees, consultants, subcontractors, sublicensees, or agents, Licensee will enter into written agreements with such parties that contain restrictions on the disclosure of confidential information that are at least as restrictive as the terms and conditions of this Agreement. With respect to Know-How and Trade Secrets, the obligations of confidentiality and nondisclosure imposed on the Licensee by this Agreement shall continue until the occurrence of one of the conditions set forth in Article 4.2. With respect to other forms of Confidential Information, the obligations of confidentiality and nondisclosure imposed on the Licensee by this Agreement shall extend for the longer of (a) two (2) years from the date of termination of this Agreement or (b) until the occurrence of one of the conditions set forth in Article 4.2. INmuneBio and Licensee also agree to maintain the terms and conditions of the Agreement in confidence in accordance with this Article 4.1 for so long as this Agreement remains in full force and effect; provided that Licensee may disclose this Agreement (x) to its attorneys, accountants, professional advisors, (y) in connection with due diligence activities with respect to Licensee and (z) as required by applicable law or regulation.

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4.2. Release of Obligations. The obligations of Licensee, and of its Affiliates’ directors, officers, employees and agents, with respect to any Confidential Information disclosed thereto by INmuneBio pursuant to this Agreement shall cease if Licensee can establish to the satisfaction of INmuneBio or, failing agreement by INmuneBio, of a court of competent jurisdiction (provided it is a court of last resort, the Parties have agreed to abandon all appeals or the time for filing an appeal has expired) that the Confidential Information (a) was legally known to or in the possession of Licensee, without obligation of confidentiality or non-use, at the time of disclosure to Licensee by INmuneBio; (b) legally is or has become part of the public domain through no fault of Licensee; (c) has been disclosed to Licensee by a third party on a non-confidential basis and without breaching any contractual, confidential or fiduciary obligation to INmuneBio or any law; or (d) is required to be disclosed pursuant to law or valid court order, provided that Licensee promptly notifies INmuneBio of such required disclosure and reasonably cooperates in any action by INmuneBio to limit the scope of the required disclosure. A general disclosure in the public domain, or possession by Licensee of general information, will not cause more specific (but related) information to be excluded as Confidential Information under one of the above exceptions; similarly, a combination of several pieces of information, where each piece of information individually is in the public domain or in the possession of Licensee, will not operate to exempt the combination as Confidential Information unless the combination itself is in the public domain.

4.3. Ownership and Return of Confidential Information. All Confidential Information disclosed pursuant to this Agreement, together with all copies, reproductions, summaries, evaluations, analyses, notes, reports or other records created by Licensee in respect of the Confidential Information and all other information, know-how, data and materials generated by the use of the Confidential Information shall be treated as Confidential Information of INmuneBio, shall be the sole and exclusive property of INmuneBio and shall be returned to INmuneBio by Licensee forthwith upon written request. Notwithstanding the above, one copy of such material may be retained in the legal files of Licensee solely for compliance purposes.

Article 5. Acknowledgement and Obligations.

5.1. Ownership. INmuneBio will retain and own all right, title, and interest in and to the Know-How and Trade Secrets, including, for the avoidance of doubt, any Improvements made by INmuneBio. Licensee acknowledges the validity and ownership by INmuneBio of the Technology. This Agreement shall in no way be construed to grant Licensee any ownership rights in any of the Technology.

5.2. As further consideration of this Agreement, upon the written request of INmuneBio at any time following the date of the successful completion of the first GMP manufactured batch of a Licensed Product, Licensee agrees to supply a reasonable amount of hucMSCs to INmuneBio at a price not to exceed actual cost plus [*]. Notwithstanding the foregoing, Licensee shall not have any obligation pursuant to this Section 5.2 to the extent that Licensee does not have or cannot reasonably obtain a sufficient supply of hucMSCs to meet INmuneBio’s request hereunder.

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Article 6. Representations and Warranties, Limitations of Liability and Disclaimers.

6.1. Mutual Representations. Each party hereto represents and warrants to the other that: (a) it has the full right and power to enter into and fully perform this Agreement in accordance with its terms; (b) this Agreement constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms; (c) it will comply with all applicable laws and regulations in the exercise and performance of its rights and obligations under this Agreement; and (d) its execution, delivery and performance of this Agreement throughout its duration: (i) does not require consent from any third party; (ii) will not violate (with the lapse of time or giving of notice or both) rights granted by such party to any third party or violate or otherwise interfere with the provisions of any agreement to which such party is a party or otherwise bound; (iii) will not preclude such party from complying with the provisions hereof; and (iv) will not violate any applicable law or regulation or judicial order.

6.2. IP Representations. INmuneBio represents that it is unaware of any third-party intellectual property that would be infringed upon the practice of the Technology. Notwithstanding the foregoing, INmuneBio has not conducted a freedom to operate or similar search or sought any such legal opinion.

6.3. No Warranty. INmuneBio, by this Agreement, makes no warranties or guarantees, either express or implied, arising by law or otherwise with regard to the Technology, the Know-How and Trade Secrets or Licensed Products. In particular, INmuneBio assumes no obligation and makes no representations or warranties hereunder, express or implied, in law or in fact, with respect to the utility, quality or characteristics of the Technology or any use or embodiment thereof or with respect to the use of any Licensed Product or with respect to whether such Licensed Products or any embodiments or modifications thereof would be in compliance with any federal, state or local laws, regulations, standards or criteria with respect to any claim which may arise in connection with the sale or use of Licensed Products pursuant to this Agreement. INMUNEBIO SPECIFICALLY DISCLAIMS AND WILL HAVE NO OBLIGATION OR LIABILITY FROM THIS AGREEMENT WITH REGARD TO THE KNOW-HOW OR LICENSED PRODUCTS FOR ANY (1) IMPLIED WARRANTY OF MERCHANTABILITY; (2) IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (3) IMPLIED WARRANTY OF NONINFRINGEMENT; AND (4) IMPLIED WARRANTY OF ANY OTHER TYPE.

6.4. LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY DISCLAIMS AND SHALL HAVE NO OBLIGATION OR LIABILITY TO THE OTHER PARTY FOR ANY TYPE OF INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF WARRANTY OR OTHERWISE UNDER THIS AGREEMENT (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY) OR OTHERWISE) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

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Article 7. Indemnification.

7.1. Indemnification by Licensee. Licensee will indemnify and hold INmuneBio harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, legal expenses and reasonable counsel fees, arising out of or incidental to or in any way resulting from: (a) Licensee’s commercialization, and any customer’s use, of Licensed Products; (b) Licensee’s unauthorized use and/or commercialization of the Technology and Licensed Products, and (c) any personal injury, death or property damage that arises out of or relates to the sale of Licensed Products.

7.2. Indemnification Procedure. Promptly after receipt by INmuneBio of a notice of commencement of any action involving the subject matter of the foregoing indemnity provisions under Article 7.1, INmuneBio will promptly notify Licensee of the commencement thereof. Failure promptly to so notify Licensee of any such claim shall not relieve Licensee of any such duty so to indemnify. Upon proper notification, Licensee shall have the right, but not the obligation, to control the defense of INmuneBio against any such third-party claims, utilizing counsel chosen in Licensee’s discretion, provided that INmuneBio may participate in any such defense, at its own expense, by separate counsel of its choice, and further provided that any such participation shall not limit Licensee’s right to control such defense. Notwithstanding anything contained in the foregoing sentence to the contrary, Licensee (a) shall not be entitled to have sole control over any third party claim that seeks an order, injunction or other equitable relief against INmuneBio; or any action that is the subject of such third party indemnification claim in which both Licensee and INmuneBio are named as parties and either INmuneBio or Licensee determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such action, and (b) shall obtain the prior written approval of INmuneBio before ceasing to defend against any third party indemnification claim or entering into any settlement, adjustment or compromise of such claim involving injunctive or similar equitable relief being asserted against INmuneBio. INmuneBio shall cooperate with Licensee in the provision of any such defense by providing to Licensee all such information, assistance and authority as may reasonably be requested by Licensee.

Article 8. Term and Termination.

8.1. Term. This Agreement shall commence upon the Effective Date and continue until the date that is ten years from the Effective Date or earlier if terminated as set forth in this Article 8.

8.2. Termination for Breach. INmuneBio and Licensee will be entitled to terminate this Agreement by written notice to the other party in the event the other party is in breach of any of its obligations hereunder and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching party.

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8.3. Termination Upon Bankruptcy. Either party may terminate this Agreement by written notice to the other in the event of: (a) the other party’s making assignment for the benefit of its creditors or filing a voluntary petition under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import; or (b) the filing of an involuntary petition against the other party under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under any law of like import; or (c) the appointment of a trustee or receiver for the party or its property.

8.4. Survival of Obligations. Return of Confidential Information. Notwithstanding any expiration or termination of this Agreement, Articles 1, 4, 5, 6, 7, this Article 8.4 and Article 9 shall survive and continue to be enforceable as set forth herein. No termination of this Agreement, in whole or in part, shall affect INmuneBio’s rights to reports and examination of Licensee’s books until all required reports have been made. Upon any expiration or termination of this Agreement, Licensee shall promptly return to INmuneBio all Confidential Information, and all copies thereof.

Article 9. Miscellaneous.

9.1. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflicts of law principles.

9.2. Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, Borough of Manhattan for any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.3. Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of such Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

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9.4. Notices. Any notice or other communication under this Agreement shall be effective when delivered in person or, if mailed, when deposited in the mail by registered or certified mail, return receipt requested or, if transmitted by electronic mail, when sent by means confirming receipt, addressed to the other party as follows:

If to INmuneBio: Attn. Legal INmune Bio Inc. 225 NE Mizner Blvd., STE 640 Boca Raton, FL 33432 [*]@inmunebio.com	If to Licensee: Attn: Chief Executive Officer Elevai Labs, Inc. 1120 Newport Center Drive, Suite 250 Newport Beach, California 95618 [*]@elevailabs.com

9.5. No Agency. Nothing herein shall be deemed to constitute INmuneBio, on the one hand, or Licensee, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither INmuneBio, on the one hand, nor Licensee, on the other hand, shall be responsible for the acts or omissions of the other. No party will have authority to speak for, represent or obligate the other party in any way without prior written authority from such other party.

9.6. Entire Agreement. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

9.7. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

9.8. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected and the invalid provision shall be severed herefrom.

9.9. Assignment. This Agreement may not be assigned or transferred by operation of law, a change of control or otherwise by Licensee without the consent of INmuneBio, which consent shall not be unreasonably withheld. In the event of an assignment, INmuneBio shall not charge an assignment transfer fee or any equivalent thereof.

9.10. Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument. Electronic signatures (including those received by DocuSign) shall be deemed to be original signatures.

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IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first above written.

INmuneBio	Licensee

/s/ Mark Lowdell	/s/ Jordan R. Plews
Mark Lowdell, CSO	Jordan R. Plews, PhD CEO of Elevai Labs Inc.

Date: 1/16/2024	Date:1/16/2024

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SCHEDULE 1

“Technology”

INmune Bio EMx Technology: proprietary equipment, processes and consumables useful for isolation and cGMP manufacture of human umbilical cord derived mesenchymal stromal cells (hucMSCs).